March 2023 TOP KING WIN LTD Investor Presentation NASDAQ - Capital Markets: TCJH Relating to Preliminary Prospectus dated February 9, 2023 Registration No. 333 - 269290

Disclaimer 2 This presentation includes statements that are, or may be deemed, "forward - looking statements . " In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms "believes", "estimates", "expects", "plans", "may", "could", "might", "will", "should", "approximately", "potential", or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses, or current expectations concerning, among other things, the financing advisory market in China and the prospects of our corporate training, consulting, and advisory business as stated herein . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition, liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in our Registration Statement initially filed with the Securities and Exchange Commission on January 18 , 2023 , for our proposed initial public offering (the "Registration Statement") . In addition, even if our results of operation, financial conditions, liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation . This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements . We have filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates . The Registration Statement has not become effective yet . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . The preliminary prospectus, dated February 9 , 2023 , is available on SEC Website at : https : //www . sec . gov/Archives/edgar/data/ 1938865 / 000121390023009488 /ea 172934 - f 1 a 1 _topkingwin . htm Alternatively, we or any selling agent participating in the offering will arrange to send you the prospectus if you contact Univest Securities at info@univest . us or + 1 (212) 343 - 8888 .

Offering Summary Issuer TOP KINGWIN LTD (“TCJH” or the “Company”) Securities Offered Class A ordinary shares Proposed Ticker Nasdaq CM : TCJH Pre - Offering Shares Outstanding 8 , 213 , 040 Class A ordinary shares and 3 , 786 , 960 Class B ordinary shares Number of Shares Offered 3 , 000 , 000 Class A ordinary shares (or 3 , 450 , 000 Class A ordinary shares if underwriter exercises over - allotment option in full) Post - Offering Shares Outstanding 11 , 213 , 040 Class A ordinary shares (or 11 , 663 , 040 Class A ordinary shares if underwriter exercises over - allotment option in full) and 3 , 786 , 960 Class B ordinary shares Offering Price Per Share $ 4 . 00 - 5 . 00 Estimated Gross Proceeds $ 12 , 000 , 000 - 15 , 000 , 000 (assuming no exercise of over - allotment option) Use of Proceeds (i) personnel training and recruitment of qualified personnel ; (ii) system improvement, building online platforms for future online courses ; (iii) enhancement of brand recognition through multi - channel marketing ; (iv) mergers and acquisitions within the industry ; and (v) general corporate purposes and working capital, including potential strategic investments and acquisitions Underwriter Univest Securities, LLC 3

Company Overview Provide comprehensive services to address each client’s needs throughout all phases of their development and growth Main clients are entrepreneurs and executives from small and medium enterprises (“SMEs”) in China. • Comprehensive services are categorized into three parts : corporate business training, corporate consulting, and advisory and transaction services, through which clients elevate their knowledge and expertise in capital market . Corporate Business Training Services Provide training services that focus on advanced knowledge and new perspectives on the capital markets Advisory and Transaction Services Connect entrepreneurs and businesses with diversified sources of capital Corporate Consulting Services Provide a combination of customized corporate consulting services to fulfill clients’ unique financial needs 4

Industry Overview From 2016 to 2021 , the market size of corporate business training by revenue in China experienced rapid growth from $ 23 . 0 billion (RMB 146 . 4 billion) to $ 45 . 5 billion (RMB 289 . 7 billion), representing a CAGR of 14 . 6% . The market size of corporate business training by revenue in China is projected to be at a CAGR of 10.4% from 2021 to 2026, attaining $74.6 billion (RMB475.3 billion) by the end of 2026. Corporate Business Training The market size of advisory and transaction industry in China rapidly increased from $ 289 . 9 billion (RMB 1 , 847 . 3 billion) to $ 414 . 9 billion (RMB 2 , 643 . 7 billion) . Looking forward, the market size of advisory and transaction industry in China is forecasted to steadily grow at a CAGR of 4 . 7 % from 2021 to 2026 , reaching $ 522 . 8 billion (RMB 3 , 331 . 9 billion) by the end of 2026 . Transaction and Advisory Note: The estimates and information of this industry overview is prepared by Frost & Sullivan Inc. (“Frost & Sullivan”), an i nde pendent market research firm.The information in such sources may not be consistent with other information compiled in or outside of mainland China. 146.4 179.6 210.9 235.8 259.1 289.7 326.1 360.2 397.7 435.2 475.3 0 50 100 150 200 250 300 350 400 450 500 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Market Size of Corporate Business Training by Revenue in China, 2016 - 2026E RMB Billion 2016 - 2021 2021 - 2026E CAGR 14.6% 10.4% 1,847.3 2,119.1 1,551.7 1,533.1 1,429.4 2,643.7 2,300.0 2,645.0 2,856.6 3,085.1 3,331.9 0 500 1,000 1,500 2,000 2,500 3,000 3,500 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Market Size of Transaction Advisory by Equity Transaction Amount in China, 2016 - 2026E RMB Billion 2016 - 2021 2021 - 2026E CAGR 7.4% 4.7% 5 Source: Frost & Sullivan

Industry Overview (Cont’d) One - to - one customized solutions for certain critical issues, such as strategy, marketing, digital transformation, corporate governance, ownership structure design, and financial activities. According to Frost & Sullivan, the market size of corporate consulting industry by revenue in China has increased from $ 180 . 0 billion (RMB 1 , 147 billion) in 2016 to $ 259 . 8 billion (RMB 1 , 655 . 7 billion) in 2021 , representing a CAGR of 7 . 6% ; and looking forward, it is forecasted that the revenue of corporate consulting services in China continues to grow with a CAGR of 7 . 1 % from 2021 to 2026 . Corporate Consulting Assist clients with customized services in relation to financial activities (e.g., initial public offering, equity financing). According to Frost & Sullivan, from 2016 to 2021 , the overall financial consulting market in China increased from $ 45 . 3 billion (RMB 288 . 6 billion) to $ 77 . 2 billion (RMB 492 . 2 billion) at a CAGR of 11 . 3% . Looking forward, it is forecasted that the financial consulting market will reach $ 96 . 4 billion (RMB 648 . 5 billion), at a CAGR of 5 . 7 % from 2021 to 2026 . Financial Consulting 1,147.0 1,254.5 1,316.3 1,385.6 1,423.8 1,655.7 1,895.6 2,010.9 2,123.3 2,229.6 2,332.6 0 500 1,000 1,500 2,000 2,500 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Market Size of Corporate Consulting Services by Revenue in China, 2016 - 2026E RMB Billion 2016 - 2021 2021 - 2026E CAGR 7.6% 7.1% 288.6 322.1 344.8 349.2 376.3 492.2 511.8 547.0 581.8 615.4 648.5 0 100 200 300 400 500 600 700 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Market Size of Financial Consulting Services by Revenue in China, 2016 - 2026E RMB Billion 2016 - 2021 2021 - 2026E CAGR 11.3% 5.7% 6 Source: Frost & Sullivan

Target Clients Equity Investors & Entrepreneurs and Executives of SMEs Corporate Business Training Services 1 st Level Corporate Business Training Services 3 rd Level Corporate Business Training Services 2 nd Level Corporate Consulting Services System of Capital Markets and Model of Capital Markets Start - Up Stage Opportunities of Capital Markets Growth Stage Project Incubation Camp Expansion Stage Business Model 7

>10,000 attendees as of 2021 72% of clients of our corporate consulting services previously attended our seminars Approximately 23% of FY2021 total revenue Corporate Business Training Services Large - scale seminars introduce basic knowledge of capital markets that are offered free to attendees to attract more potential clients • 150 - 200 attendees per seminars • 140 seminars as of 2021 Opportunities of Capital Markets Level 1 Provides more detailed knowledge of capital markets and provides training on real - world business skills for entrepreneurs and executive management of SMEs • >100 attendees per seminars • 21 seminars as of 2021 System of Capital Markets and Model of Capital Markets Level 2 Provides attendees with the opportunity to discuss and share insights on topics relating to capital markets in mainland China • less than 10 attendees per seminars • 6 seminars as of 2021 Project Incubation Camp Level 3 Offer diverse seminars, mainly focusing on basic knowledge and new perspectives on the capital markets . Held more than one hundred seminars in 2020 and 2021 in China. 8

9 Corporate Consulting Services Provide a combination of corporate consulting services to SMEs that are bundled and customized to fulfill each client’s unique financial needs Client can decide to contract a single modular service or a combination of services from the following clusters. Cluster I • Due Diligence : comprehensive exploration and explanation of the business and financial position of the client • Business Model : assist clients to streamline and standardize business model and organization structure • Resource Planning : identify, acquire, and allocate internal and external resources necessary for optimization 13% of FY21 total revenues Cluster II • Reorganization : investor presentations, due diligence materials required for interested investors or investment banks in financing the clients during the process of fundraising • Pre - IPO : connect clients with capital needs to venture capital funds, banks, or other financial institutions • Regulation education : familiar with regulations of the capital markets and assist in meeting the standards for going public 42 clients as of 2021 9

Advisory and Transaction Services 62% of FY21 total revenue Our marketing - focused service package • Corporate positioning; • Design and production of business plan and financing plan; • Design and production of corporate marketing materials; • Assess client to prepare for the business plan, financial plan and equity structure design; • Development and maintenance of investor/potential investor relations; • Event coordination services; and • Roadshow services: including logistic arrangement and online roadshow arrangement. Our advisory and transaction service model begins with discovering and engaging a broad range of fast growing early - stage businesses and selectively guiding them through various stages of their fundraising. 32 Clients as of 2021 10

Corporate culture committed to client success. We are able to offer services to clients from a diversified range of industry sectors. We develop a comprehensive range of services designed to meet the evolving demands of our clients. Powerful network effect. Our management team possesses a wide personal and business network, which provides us a valuable source of potential clients. Highly qualified professional service team with extensive experience. 11 Competitive Advantages Established long - term cooperative relationships with local chambers of commerce. We believe that the competitive strengths have contributed to our success and differentiated us from our competitors

Growth Strategies Strengthen our market position and further grow our business Maintain a client - centric approach, recruit qualified professionals, increase the scope of service offerings, and expand our business to new tier 1 cities, such as Hefei, Chengdu, Chongqing, etc . Enhance and expand our service offerings 1 Maintain and enhance our brand through large - scale offline activities, make advertisement arrangements, online promotional advertisements, referrals and word of mouth . Promote our brand and enhance our marketing capabilities 2 Based on a range of factors, including synergies, the experience of the management team, historical performance, service scope, and so on, we will seek out suitable targets for mergers . This will enable the company to better and deeply serve customer needs or expand our customer coverage . Invest in new complementary/synergistic business ventures to facilitate the growth of our business 3 12

Total Revenues ($’000) and Gross Margin (%) 1,334 6,295 3,294 2,802 65% 78% 77% 76% 40% 45% 50% 55% 60% 65% 70% 75% 80% - 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 9,000 2020 2021 2021 Q1-Q3 2022 Q1-Q3 13 Operating Results % of revenues 2020 2021 2021 Q1 - Q3 2022 Q1 - Q3 Advisory and transaction services 54% 62% 58% 70% Corporate business training services 22% 23% 31% 7% Corporate consulting services 21% 13% 10% 23% Others 3% 2% 1% -

Investment Highlights Industry Trends Accroding to Frost & Sullivan, China's economy is expected to grow at a CAGR of 7.3% from 2021 to 2026. This growth is driving more enterprises to seek financing advisory services, as well as opportunities to improve their business knowledge and skills. Nasdaq Listing Nasdaq IPO could improve financial condition and access to capital, as well as publicity and visibility; potential to accelerate growth organically and/or selective M&A. Client - Centric Model C entered our business model on forming long - standing relationships with our clients and this approach yields powerful network effects. Professional Teams Professional internal and outsourced personnels and consultants with extensive experiences in corporate training and consulting; management team possesses extensive valuable sources of potential clients. Meeting E volving Demands Ability to adapt to clients' evolving demands, capture diverse market opportunities, and stay current with the fast - changing business environment in the PRC in order to provide timely and updated advice to our clients. 14

Management

Ruilin Xu

Chief Executive Officer, Chairman of the Board of Directors, and Director

10 years of experience in training, consulting and advisory industry

- Director, Chief Executive Officer and Chairman of the board of directors since 2022
- Founder and Chief Executive Officer for Guangdong Tiancheng Jinhui Enterprise Development Co., Ltd., since 2018
- Director of Chengdu Red Eagle Equity Investment Fund Management Co., Ltd. since 2020
- Founder and Deputy General Manager of Guangzhou Tiancheng Capital Management Group Co., Ltd. from 2019 to 2021
- Chief Executive Officer and Chief Instructor of Chengdu Chengbang Enterprise Management Consulting Co., Ltd. from 2012 to 2019
- Bachelor's degree with a major in business administration from Apollos University, USA; MBA Student at the EU Business School, Switzerland

Dan Wu

Chief Financial Officer

12 years of experience in the industry of corporate finance and auditing

- Chief Financial Officer since 2022
- Senior Associate position in Fern Win Capital since 2021
- Auditor from 2011 to 2016 and Corporate Finance Manager from 2016 to 2021 of Crowe Horwath First Trust LLP (Singapore)
- Bachelor's degree with a major in economics from the China University of Mining and Technology; Master of Science in Finance from the University of Stirling, UK

Siqi Cao

Director

10 years of experience in investment and management

- Director since 2022
- Managing Director and Chief Executive Officer of Fern Win Capital (China) Co., Ltd. since 2016,
- Founder of Beijing Shengshi Jiahe Trading Co., Ltd in 2012
- Bachelor's degree with a major in business administration from the University of Toronto, Canada; Master of Business Administration from the EU Business School, Switzerland

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Independent Directors

Independent Director Nominee

Kenneth K. Cheng

15 years of experience in accounting, finance and operations

- Senior Director of Finance & Operations at Race Capital since 2021
- Controller of 500 Startups from 2016 to 2021
- Accounting Manager for Paine & Partners in San Mateo from 2014 to 2016
- Four years of experience with public accounting firms including PricewaterhouseCoopers LLP from 2010 to 2014 as manager and KPMG LLP from 2006 to 2008 as Senior Audit Associate
- Structured Products Manager at HSBC (Hong Kong) in 2009
- Bachelor's degree in Economics from University of California, Berkeley
- Chartered Financial Analysis ("CFA") designation; American Institute of Certified Public Accounting ("CPA") (inactive) in California

Independent Director Nominee

Richard W.Y Seow

14 years of experience in investment and management

- Founder and Chief Executive Officer of Frontier Capital Advisory Pte Ltd since 2009
- Executive Director and a Board Member of Hin Fah Medical Company Limited from 2012 to 2019, and Alternate Executive Director and Alternate Board Member since 2019
- Director and Consultant of SBI E2 Family Advisory Company Limited from 2017 to 2019
- Served as Vice President of Rycal Asia-Pacific Group
- Bachelor of Science in Electrical Engineering (BSEE) from California State University, USA;and Master of Business Administration (MBA) from Oklahoma City University, USA

Independent Director Nominee

Tzun Chan

17 years of investment banking experience advising on public listings, mergers & acquisitions and corporate advisory transactions

- Chief Executive Officer of Crowe Horwath Capital Pte. Ltd. since 2020 and Director from 2017 to 2020
- Held positions at various financial institutions including Partners Capital (Singapore) Pte. Ltd. from 2009 to 2017 as Director, Phillip Securities Pte Ltd from 2006 to 2009 as Assistant Vice President, and KBC Bank N.V. from 2004 to 2006 as Officer.
- Bachelor of Science from the London School of Economics and Political Science with a First Class Honours in Economics

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The Company Dan Wu | CFO Top KingWin Ltd Dan.wu@tcjhgw.cn Investor Relations Sherry Zheng Weitian Group LLC Shunyu.zheng@weitian - ir.com 1 - 718 - 213 - 7386 Contact Info The Underwriter Edric Guo | CEO Univest Securities, LLC info@univest.us 212 - 343 - 8888